EXHIBIT 99.1

Company Contacts:
Stoney M. (“Mit”) Stubbs, Jr., CEO
Thomas G. Yetter, Interim CFO
Email: ir@ffex.net
(214) 630-8090

FROZEN FOOD EXPRESS RECEIVES NASDAQ NOTICE REGARDING
DELAYED FILING OF ANNUAL REPORT ON FORM 10-K

DALLAS, March 23, 2006 -- Frozen Food Express Industries, Inc. (Nasdaq: FFEX) today announced that it has received a written Staff Determination notice from The Nasdaq Stock Market stating that the Company is not in compliance with Marketplace Rule 4310(c)(14) because it has not timely filed its annual report on Form 10-K for the year ended December 31, 2005 and, therefore, that its securities are subject to delisting from the Nasdaq National Market. The Company disclosed on March 17, 2006 that its filing of its annual report on Form 10-K for the year ended December 31, 2005 would be delayed to allow for the completion of a continuing Audit Committee investigation of unsubstantiated allegations relating to questionable billing practices and certain other operational matters and the ongoing review of its internal controls over financial reporting.

The Company intends to request a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination. Delisting will be stayed pending a decision by the hearing panel. There can be no assurance that the Panel will grant the Company's request for continued listing. As a result of the Company's inability to comply with Marketplace Rule 4310(c)(14), The Nasdaq Stock Market advised that commencing on March 24, 2006, it will broadcast an indicator over its market data dissemination network noting the Company's non-compliance.

About FFEX

Frozen Food Express Industries, Inc. is the largest publicly-owned, temperature-controlled carrier of perishable goods (primarily food products, health care supplies and confectionery items) on the North American continent. Its services extend from Canada, throughout the 48 contiguous United States, and into Mexico. The refrigerated trucking company is the only one serving this market that is full-service -- providing full-truckload, less-than- truckload and dedicated fleet transportation of refrigerated and frozen products. Its refrigerated less-than-truckload operation is also the largest on the North American continent. FFEX also provides full-truckload transportation of non-temperature-sensitive goods through its non-refrigerated trucking fleet, American Eagle Lines. Additional information about Frozen Food Express Industries, Inc. can be found at the company's web site, http://www.ffex.net .

Forward-Looking Statements

This news release contains information and forward-looking statements that are based on management's current beliefs and expectations and assumptions which are based upon information currently available. Forward-looking statements include statements relating to plans, objectives, expectations and intentions, and may be identified by words such as "will", "could", "should", "believe", "expect", "intend", "plan" and similar expressions. These statements are based on current expectations and are subject to uncertainty and change.

Although management believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will be realized. Should one or more of the risks or uncertainties underlying such expectations not materialize, or should underlying assumptions prove incorrect, actual events may vary materially from those expected.

The key factors that are not within management's control and that may have a bearing on the matters reported in this news release include, but are not limited to, the possibility that Nasdaq may reject the Company's requests, and as a result, delist the Company's common stock; the possibility that, notwithstanding whether the Company is successful in obtaining its requests from Nasdaq, the Company may still not be able to file its annual report on Form 10-K for the year ended December 31, 2005 or otherwise comply with the Nasdaq listing requirements, which may also result in the delisting of the Company's common stock; and the outcome of the Audit Committee investigation